Exhibit 1.1

Articles of Association
for
Eksportfinans ASA

This is a translation of the controlling Norwegian text.
The Articles of Association were amended on April 8, 2010

Eksportfinans ASA – Dronning Mauds gate 15 – P.O. Box 1601 Vika, NO-0119 Oslo, Norway
Phone 22 01 22 01 – Fax 22 01 22 02
Organization number 816 521 432

I Company, Location of office, Objectives

§ 1

Eksportfinans ASA is a public limited company.

The Company's registered office is located in Oslo.

§ 2

The objective of the Company is to conduct financing operations.

The operations include financing for

(A)	the export industries, including but not limited to:
(i)	export of goods and services,
(ii)	the establishment and acquisition of manufacturing facilities and companies,
(iii)	investments in export orientated means of production and plant,
(iv)	the establishment of foreign stocks of goods, and
(v)	domestic contracts where foreign credit is a competitive factor;
(B)	approved or requested by Norwegian authorities and
(C)	directly or indirectly to regional and local authorities objectnes.

By financing operations is meant operations as defined in the Financial Services Act of 10 June 1988, no. 40, including without limitation the raising of debt and other financial transactions and management of borrowed and own liquid funds.

II Shareholders, Acquisition of shares, Shareholder guarantee, Registration of shares

§ 3

Only banks and the Norwegian State may own shares in the Company.

The company’s’ shares are registered in the Norwegian Registry of Securities.

III Risk capital

§ 4

The share capital is NOK 2,771,107,500 comprising two classes of shares consisting of 263,914 ordinary shares at a face value of NOK10,500 and one preference share at NOK 10,500.

All shares (ordinary shares and the preference share) each carry one vote in the company’s annual general meeting.

The preference share is owned by the Norwegian State.

The company is entitled to borrow money from the Norwegian State until 31 December 2010.

Effective from the dividend approval in the accounting year 2009 up to and including the accounting year in which all loans from the Norwegian State have been repaid in full, the preference share shall ensure a preference dividend which corresponds to 22.5 per cent of that portion of the annual profits in the latest annual accounts which may be allocated to dividend according to the law, less (i) any losses on lending that have been booked prior to 1 January 2009, and (ii) the annual profits for Kommunekreditt AS in the same accounting year.

To the extent it is compatible with prudent operations and the company’s capital adequacy requirements, dividend on the preferential share shall be paid in cash. Alternatively, the dividend shall be paid in the form of new ordinary shares issued at par value.

The company shall redeem or purchase the preference share (whatever the company prefers) at par value as soon as the company has submitted the annual accounts and disbursed the dividend for the preference share for the accounting year in which all loans provided by the State have been repaid in full.

All distributions, including dividend, on ordinary shares will be conditional upon the State’s approval for as long as the company upholds loans issued by the State. The company shall, however, freely be able to undertake distributions or allocate dividend to the degree this derives from sales of and/or dividend/group contribution from Kommunekreditt AS, and to the extent this is compatible with prudent operations and the company’s capital adequacy requirements

The Company’s risk capital shall at all times meet the requirements of the Financial Institutions and Activities Act of 10 June 1988, § 2-9 second paragraph and § 3-17, and also the provisions made pursuant to § 2-9 and § 3-17 of the same Act.

The Board may, with the consent of the authorities, decide that the Company shall raise subordinated loan capital.

The Company’s subordinated loan capital shall be unsecured and fully paid, and shall rank after the Company’s ordinary liabilities. Subordinated loan capital shall have an average maturity of at least five years.

IV Board of Directors

§ 5

The Board of Directors is elected by the Council of Representatives. One member and one alternate member of the Board are elected by and among the employees. The Board of Directors shall have a minimum of six, and a maximum of eight members.

Board members are elected for a term of one year each.

§ 6

The chair shall ensure that Board meetings are held at least once every quarter, and otherwise as often as required by the activities of the Company or when a director so demands.

To be valid, a Board resolution must have been adopted at a meeting where at least half of all the directors have voted for the resolution.

§ 7

The Board shall appoint the Managing Director. The affairs of the Company are under the direction of the Board of Directors and the managing director.

The Board is thus vested with the authority, inter alia, to:

1.	Make decisions on raising loans.
2.	Grant loans and stipulate loan terms.
3.	Decide on the management of the Company’s liquid funds.
4.	Grant procuration and special authorisations.

The Company is committed by two directors jointly. The managing director is authorised to commit the Company by his signature alone.

The managing director is responsible for the daily conduct of the Company’s business in accordance with the instructions and authorisation issued by the Board and approved by the Council of Representatives.

V Council of Representatives

§ 8

The Council of Representatives is composed of a minimum of fourteen members and four alternate members. One member and one alternate member are elected by and among the employees. All other members and alternate members are elected by the General Meeting.

Members and alternate members are elected for a period of two years.

The chair and deputy chair of the Council of Representatives are elected for a period of two years.

§ 9

The chair shall convene the Council of Representatives at least two times a year and otherwise when deemed necessary by the chair or when the Board, the Control Committee or at least two members so demand.

The Council of Representatives constitutes a quorum when more than half of the members are present. A valid resolution requires the support of at least half of the members present. In the event of a tied vote the vote of the chair shall be decisive.

§ 10

The Council of Representatives shall ascertain that the objectives of the Company are furthered in accordance with the law, the Articles of Association and the resolutions of the General Meeting and the Council of Representatives.

The Council of Representatives shall:

1.	Elect the Board of Directors, Chair and Deputy Chair.
2.	Appoint the auditor.
3.	Examine the reports of the Control Committee.
4.	Examine the profit and loss account and balance sheet, the annual report and the auditor’s report, and issue statements concerning these to the General Meeting.

VI Control Committee

§ 11

The Control Committee is composed of three members and one alternate member who are elected by the General Meeting. One member shall have the qualifications required for judges, pursuant to the Courts Act of 13 August 1915, § 52, 2nd paragraph. The election of this member shall be approved by the Norwegian Banking, Insurance and Securities Commission.

Elections are for a period of two years.

VII Audit

§ 12

The auditor shall be a chartered accountant.

VIII General Meeting

§ 13

The General Meeting is the Company’s highest authority.

An ordinary General Meeting shall be held each year before the end of April.

An extraordinary General Meeting shall be held when considered necessary by the Board, the Control Committee, the Council of Representatives or its chair.

A General Meeting is convened by and conducted by the chair of the Council of Representatives. The notice of meeting shall be given in writing with at least 14 days’ notice for an ordinary General Meeting and/or extraordinary General Meeting.

§ 14

At the ordinary General Meeting the following business shall be dealt with:

1.	Approval of the Annual accounts and the Board’s annual report including the dividends.
2.	Application of the profit for the year or coverage of the deficit in accordance with the adopted balance sheet.
3.	Election of members and alternate members to the Council of Representatives.
4.	Election of the Control Committee, Chair and Deputy Chair.
5.	Election of the members of the Nomination Committee.
6.	Deal with the Board of Directors Statement regarding remuneration for General Executive Management.
7.	Stipulation of remuneration of the Company’s elected officers.
8.	Other matters pertaining by law or these Articles of Association to the General Meeting.

IX Election committee

§ 15

The election of members to the Council of Representatives, the Board of Directors and the Control Committee is prepared by an Election committee. The Election committee has four members. Three of the members are elected by the General Meeting and shall be representatives of the Shareholders. The chair of the Counsel of Representatives is a permanent member of the Election committee and shall chair its meetings. The members of the Election committee are elected for a period of two years. The chair of the Board of Directors and the Chief Executive Officers shall but without any voting rights, be called to at least one meeting before the committee makes its final resolution. The election committee shall be informed of the member and alternate member to the Council of Representatives who have been elected by and among the employees.

X The Company’s activities

§ 16

The Company may issue bonds or raise long-term or short-term loans in other forms. The Company may raise loans in the Norwegian and international money and capital markets.

In financial transactions to effect the management of borrowed and own liquid funds the Company may employ financial instruments such as deposits, securities, swaps, options, warrants etc.

§ 17

The operations of the Company shall be conducted in accordance with sound commercial principles.

Loans shall be made:

1. with the support of guarantees from Norwegian or foreign banks, Norwegian or foreign insurance companies, Norwegian or foreign companies which without credit support or specific security are assumed to be capable of raising long term loans in the international capital markets and moneymarkets, the Norwegian Government or legal entities (including the Norwegian Guarantee Institute for Export Credits) whose guarantee may be equated with a guarantee from the Norwegian Government or guarantees from sovereign states and their regional or local authorities with high creditworthiness, including legal entities whose guarantee may be equated with a guarantee from a sovereign state or its regional or local authorities with high creditworthiness, or

2. with the support of mortgages on bank deposits in Norwegian and foreign banks, bonds and other negotiable debt instruments issued or guaranteed by legal persons who may issue a guarantee under 1. above, or real estate up to 50 per cent of an acceptable assessed value for loan purposes, or 3. without additional credit support if the borrower is a legal entity which may issue a guarantee under 1. above.

XI Annual accounts

§ 18

The financial year shall coincide with the calendar year.

The profit and loss account and balance sheet recommended by the Board, as well as the Board’s annual report and the auditor’s report, shall be presented to the Control Committee for comment and thereafter be submitted to the Council of Representatives. The Council of Representatives shall issue a statement to the General Meeting concerning the annual accounts recommended by the Board.

Extracts of the accounts shall be published in the daily press after consideration by the Council of Representatives and at the latest by the end of April.

XII Miscellaneous provisions

§ 19

These Articles of Association enters into force and effect upon being approved according to the Financing Activities Act § 3-3 fifth subsection.